Exhibit 99.1

6311 Horizon Lane
Longmont, CO 80503

P.O. Box 17577
Boulder, CO 80308-7577
Phone: 303-530-2711
Fax: 303-530-6934
www.horizonorganic.com

FOR IMMEDIATE RELEASE: May 5, 2003

CONTACT:	At Horizon Organic Holding Corp.:
	Tom Briggs	Jennifer J. Matuschek
	Chief Financial Officer	Director of Investor Relations
	(303) 530-2711, Ext. 230	(303) 530-2711, Ext. 178
	tomb@horizonorganic.com	jenniferm@horizonorganic.com

HORIZON ORGANIC SALES INCREASED 23 PERCENT IN FIRST QUARTER,

LARGEST GAIN IN ALMOST 2 YEARS; EPS $0.09 FROM CONTINUING OPERATIONS

Introduces Horizon Organic Infant Formula

Boulder, CO, May 5, 2003—Horizon Organic Holding Corporation (Nasdaq:HCOW), which markets the leading brand of certified organic foods in the United States, grew sales 23 percent - 24 percent in the U.S. and 19 percent in the U.K. - during the first quarter of 2003, compared to the first quarter of 2002, posting its largest quarterly gain since the second quarter of 2001.

Earnings from continuing operations rose to $995,000, or $0.09 per diluted share, from $845,000, or $0.08 per diluted share, in the first quarter of 2002.  Net income for the first quarter of 2003, including discontinued farm operations, was $187,000, or $0.02 per diluted share, compared with a 2002 first quarter loss of $1.7 million, or $0.16 per diluted share. These 2003 results include approximately $225,000 in one-time costs associated with a contemplated public equity financing.  The Company elected not to proceed with this offering principally due to equity market conditions.  Excluding this expense, the Company’s earnings from continuing operations per diluted share were $0.11 for the first quarter of 2003.

“Foremost among the factors that contributed to these outstanding results was the successful introduction of the U.S. Department of Agriculture’s Organic Regulations and our leadership role in bringing the organic seal to the public’s attention.  With increased consumer demand for organic foods, we saw a big boost in sales to our existing customers,” said Chuck Marcy, Horizon Organic’s president and chief executive officer. “Sales growth also can be attributed to our ongoing efforts to expand distribution and to introduce consumers to new and innovative products.  We are delighted to continue this trend with today’s announcement of our newest product, Horizon Organic Infant Formula.”

Sales for the quarter of $51.8 million compared with $42.2 million a year ago. In the U.S., milk sales surged 27 percent to $30.5 million, while dairy sales were up 21 percent.  Juice posted a decline of 6 percent. International sales benefited from last year’s introduction of Rachel’s Organic branded milk in the U.K. and an expansion of Rachel’s Organic yogurt flavors.

The Company is continuing negotiations for the sale of its Idaho farm with an experienced dairy farmer, but that individual’s delay in obtaining financing has led the Company to consider other potential buyers.  “We remain hopeful that we will complete a transaction later this year,” said Marcy.  The Idaho farm and a farm management agreement in Colorado, where operations terminated last September, were classified as discontinued operations last year.  Discontinued operations incurred a loss of $808,000, or $0.08 per diluted share, in the first quarter of 2003 versus a loss of $2.5 million, or $0.24 per diluted share, including anticipated selling costs, in the year-ago quarter.

Marcy said that the positive sales momentum is expected to continue throughout the year due to strong public relations and direct marketing activities, and significant new product introductions planned for both the U.S. and U.K.

A key new product - Horizon Organic Infant Formula - announced today, is the first and only organic infant formula and marks the Company’s entry into the dry grocery business.  Initially it will be available in the fall of 2003 on the West Coast.  “Not only is there a real need for a healthy organic alternative for mothers who choose to use infant formula, but also Horizon Organic enters this category with a significant competitive advantage,” Marcy said. “We are the only USDA-certified organic infant formula, and we are currently the only producer of USDA-certified organic lactose, a key ingredient in infant formula.”  Horizon Organic Infant Formula with Iron meets all of the FDA requirements for complete infant nutrition, and is produced without the use of antibiotics, growth hormones and dangerous pesticides.

Marcy reiterated that he is comfortable with the guidance previously provided of a 20 to 25 percent increase in sales in 2003 with earnings per share from continuing operations growing in the high teens to low 20 percent range.  With an increased investment to promote and market Horizon Organic Infant Formula and other new products yet to be announced, Marcy said the Company expects earnings from continuing operations in the second quarter of 2003 to be in the range of $0.07 to $0.08 per share.

Conference Call

Horizon Organic management will host a conference call on Tuesday, May 6, 2003 at 11:00 a.m. Eastern Time to discuss the Company’s year-to-date performance and outlook.  To hear the call in a listen only mode, participants should dial 1-800-603-5503 ten minutes prior to the event, or visit the Company’s web site at www.horizonorganic.com for a live simulcast and replay of the call.

Horizon Organic markets the leading brand of certified organic foods in the U.S. and the leading brand of organic milk in both the U.S. and U.K.  In the U.S. its products include organic milk, a full-line of organic dairy products, organic eggs and juices.  In the U.K., the Company markets organic yogurt, milk and butter under the Rachel’s Organic brand.  For more information, please visit the Company’s web site at www.horizonorganic.com.

Note on Forward-Looking Statements:  This news release contains forward-looking statements that involve risks and uncertainties.  Future events may differ materially from those discussed herein, due to a number of factors, including uncertainties related to the Company’s ability to continue to maintain and expand its brands, avoid adverse publicity, manage its supply chain efficiently, continue and effectively manage its rapid growth, and maintain key management, as well as the volatility in the cost of organic farm products, increased competition, changes in consumer preferences, and increases in charges under governmental dairy programs.  These factors and others are more fully discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

Financial Table follows on Page 3

HORIZON ORGANIC HOLDING CORPORATION

SELECTED FINANCIAL DATA

(In thousands, except per share data)

	Three Months Ended March 31,
	2003	%NS	2002	%NS
Net sales	$51,820	100.0%	$42,218	100.0%
Growth vs. prior year	22.7%		12.3%
Cost of sales	35,305	68.1%	28,368	67.2%
Gross profit	16,515	31.9%	13,850	32.8%

Selling expense	11,309	21.8%	9,431	22.3%
General and administrative	3,196	6.2%	2,520	6.0%
Intangible asset amortization	329	0.6%	325	0.8%

Operating income	1,681	3.2%	1,574	3.7%

Interest and other, net	(49)	-0.1%	(189)	-0.4%

Income from continuing operations before income taxes	1,632	3.1%	1,385	3.3%

Income tax expense	(637)	-1.2%	(540)	-1.3%

Income from continuing operations	995	1.9%	845	2.0%

Loss from discontinued operations, net	(808)	-1.6%	(2,519)	-6.0%

Net income (loss)	187	0.4%	(1,674)	-4.0%

Earnings per share from continuing operations
Basic	$0.10		$0.08
Diluted	$0.09		$0.08

Loss per share from discontinued operations
Basic	$(0.08)		$(0.25)
Diluted	$(0.08)		$(0.24)

Earnings (loss) per share
Basic	$0.02		$(0.17)
Diluted	$0.02		$(0.16)

Weighted average shares outstanding:
Basic	10,304		10,143
Diluted	10,575		10,545

Selected Balance Sheet Data

	March 31, 2003	December 31, 2002
Working capital	$22,184	$23,250
Total assets	127,344	128,207
Current liabilities	46,401	45,546
Long-term debt, less current portion	12,779	14,110
Stockholders’ equity	65,277	65,653

EBITDA Data (a non-GAAP financial measure) (1)

Three Months Ended March 31, 2003
EBITDA from continuing operations*	$2,635
EBITDA from discontinued operations*	(144)
Total EBITDA*	2,491

*Reconciliation to Generally Accepted Accounting Principles (GAAP):

	Three Months Ended March 31, 2003
	Continuing Operations	Discontinued Operations	Total Operations
Total EBITDA	$2,635	$(144)	$2,491
Less interest and other, net (excluding amortization of loan fees of $30)	19	431	450
Less income tax expense (benefit)	637	(517)	120
Less depreciation	567	—	567
Less loss on disposal of Idaho Dairy in lieu of depreciation	—	750	750
Less amortization (including amortization of loan fees of $30)	417	—	417
Net income	995	(808)	187

(1)  EBITDA, as defined by the Company, represents earnings before interest and other, net; income taxes; depreciation (including anticipated losses on disposal of the discontinued operations in lieu of continuing depreciation) and amortization.  EBITDA is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare companies.  Additionally, management believes that EBITDA provides an important additional perspective on the Company’s ability to service its long-term debt and to self-fund other investment opportunities.  EBITDA has not been presented as an alternative to operating income or cash flows from operating activities, or as an indicator of operating performance, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.